Exhibit 10.1

Global Blood Therapeutics, Inc. (the “Company”)

Change in Control Policy

Adopted on July 23, 2015

(amended on January 6, 2016, July 5, 2017 and July 26, 2017)

In connection with a Sale Event (as defined in the Company’s 2015 Stock Option and Incentive Plan (as may be further amended or restated, the “Plan”)), employees of the Company will be entitled to receive the following benefits in the event of a termination of their employment or other service relationship with the Company (or its successor or acquirer) without Cause (as defined in the Plan) or for Good Reason (as defined below) within one year after the closing of the Sale Event, subject to each such employee’s execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims acceptable to the Company or its successor or acquirer:

•	Full acceleration of vesting of outstanding stock options and other Awards under the Plan (as set forth in the Plan)

•	Payment of (a) severance in a lump sum in the amounts set forth below, (b) target incentive bonus payouts in the amounts set forth below, equal to (i) 100% of the employee’s incentive bonus target for the year in which the closing of the Sale Event occurred plus (ii) a prorated incentive bonus payout for the portion of the year in which the closing of the Sale Event occurred, prorated based on employee’s incentive bonus target and the date of termination of their employment or other service relationship with the Company and (c) if the employee was participating in the Company’s group health plan immediately prior to the date of termination of his or her employment and elects COBRA health continuation, payment of a monthly cash payment for the period set forth below or the employee’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the employee if the employee had remained employed by the Company:

Position	Severance (Amount of Base Salary)	Incentive Bonus	Benefits Continuation
Chief Executive Officer	18 months	1x bonus target and prorated payout	18 months
Senior Management Team Members (1)	12 months	1x bonus target and prorated payout	12 months

(1)	Senior Management Team Members have been designated by the Compensation Committee of the Company’s Board of Directors and include all of the Company’s executive officers (other than the Chief Executive Officer), who shall each continue to be considered Senior Management Team Members for purposes of Change in Control Benefits so long as they are employed with the Company in any capacity.

The amounts payable pursuant to this policy shall be paid or commence to be paid within 60 days following the date of termination of employment, provided that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

In addition, upon the consummation of a Sale Event, to the extent Section 280G of the Internal Revenue Code is applicable to such employee, each employee shall be entitled to receive either: (a) payment of the full amounts set forth above to which the employee is entitled or (b) payment of such lesser amount that does not trigger excise taxes under Section 280G, whichever results in the employee receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.

For purposes of this policy, “Good Reason” shall mean that the employee followed the “Good Reason Process” following the occurrence of (a) a material diminution in the employee’s job responsibilities (provided that a change in the employee’s job title or reporting relationship shall not be deemed a material diminution in the employee’s job responsibilities), (b) a material diminution in the employee’s base salary (except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all similarly situated employees of the Company) or (c) the relocation of the employee’s principal place of business to a location that is more than fifty (50) miles from the employee’s then-current location of employment. “Good Reason Process” shall mean that (i) the employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the employee notifies the Company (or its successor) in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the employee cooperates in good faith with the Company’s (or its successor’s) efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the employee terminates his employment within 60 days after the end of the Cure Period. If the Company or its successor cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

This policy shall be administered by the Company, and the Company shall have the power and authority to interpret the terms and provisions of this policy, to make all determinations it deems advisable for the administration of this policy, to decide all disputes arising in connection with this policy and to otherwise supervise administration of this policy. The Company retains the right to amend, revise, change or end this policy at any point in the future; provided that this Policy may not be amended or terminated during the period commencing on the date that it enters into a definitive agreement that if consummated, would result in a Sale Event and ending on the earlier of (i) 12 months after a Sale Event and (ii) the termination of the definitive agreement without the consummation of a Sale Event. This policy does not change the “at-will” employment status of any employee.

In the event an employee of the Company is party to an agreement or other arrangement with the Company that provides greater benefits than set forth in this policy, such employee shall be entitled to receive the payments or benefits under such other agreement or arrangement and shall not be eligible to receive any payments or benefits under this policy.

The payments under this policy are intended either to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. This policy shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this policy shall be considered separate payments. To the extent that any payment or benefit described in this policy constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon an employee’s termination of employment, then such payments or benefits shall be payable only upon such employee’s “separation from service” (determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1 (h)). Notwithstanding any provision to the contrary, to the extent an employee is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on such employee’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of (i) the date six months and one day after the employee’s separation from service or (ii) the employee’s death. This policy may be amended as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder. The Company makes no representation or warranty and shall have no liability to any employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.